Exhibit 10.36

CONSULTING AGREEMENT

AGREEMENT made as of the 11th day of January, 2008 by and between Hammond Associates, LLC, a Connecticut limited liability company ("Consultant"), having an address at 21 Country Club Road, Trumbull, Connecticut 06611-3203 and Able Energy, Inc. ("Client") having an office at 198 Green Pond Road, Rockaway, New Jersey 07866.

WITNESSETH:

WHEREAS, the Consultant has established its expertise in, among other things, accounting and compliance with financial reporting regulations of the Securities and Exchange Commission for reporting public companies such as the Client; and,

WHEREAS, the Client desires to obtain the benefits of the Consultant's knowledge and expertise by retaining the Consultant and the Consultant is agreeable thereto.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

Section 1.    Retention of Consultant. Client hereby agrees to engage Consultant, and Consultant agrees to serve Client as a non-exclusive financial consultant, subject to the terms and conditions of this Agreement. Consultant represents that Cy E. Hammond shall be the individual that renders the services on behalf of Consultant to be provided hereunder by Consultant to the Client.

Section 2.    Services. Consultant will provide such consulting services and advice pertaining to the Client's business affairs as the Client may from time to time reasonably request. Without limiting the generality of the foregoing, it is hereby agreed that Consultant shall be retained by Client to provide accounting and financial reporting services to the Client and its employees in connection with the preparation of the Client's Quarterly Reports on Form 10-Q for the quarters ending September 30, 2006, December 31, 2006, March 31, 2007, September 30, 2007 and December 31, 2007 (hereinafter referred to as the "Quarterly Reports") and the Client's Annual Report on Form 10-K for the year ended June 30, 2007 (the "Annual Report"). The services to be provided by Consultant to Client in connection with the Quarterly Reports and Annual Report shall include but are not limited to:

(a) Provide assistance with the coordination of the proper closing of the reporting periods on a GAAP basis, including assistance to Client's personnel in the making of proper period end adjustments and accruals;

(b) Preparation of research and analysis of accounting and SEC reporting issues, as needed to properly record company transactions;

(c) Provide assistance with the coordination of the audit and quarterly reviews as provided by Client's Independent Registered CPA Firm, as needed:

(d) Provide assistance with the accounting and disclosure review and evaluation of agreements with lenders, investors, vendors, and other third parties; and

(e) Provide other financial, strategic, analytical and advisory services as requested by the Client which services are within the core competency of Consultant.

The foregoing services of Consultant to Client shall be at the direction of the Client's Chief Executive Officer, Chief Financial Officer or the designee of the Client during normal business hours and at such times as are mutually convenient for Consultant and Client. Client acknowledges that Consultant may provide services to others, subject to the terms and conditions of this Agreement; however, no such other services shall be rendered to competitors of the Client, its subsidiaries and affiliates.

Section 3.    Term and Termination. The term of this Agreement shall commence on the date hereof and shall end upon the Client's completion and filing of all of the Quarterly Reports and the Annual Report with the Securities and Exchange Commission ("SEC").

Section 4.    Compensation. As compensation for Consultant's services hereunder, the Client shall promptly pay to Consultant the following:

a.
Upon execution of this Agreement, Client shall pay Consultant five thousand dollars ($5,000.00) (the "Retainer"). Consultant shall apply the Retainer amount as a credit to the last invoice relating to services provided by the Consultant under this engagement. Commencing thirty (30) days after the Consultant begins to provide services hereunder to Client, and every thirty (30) days thereafter, Client shall promptly pay Consultant for its services based upon an hourly fee of $150.00 per hour payable $ 125.00 in cash and the balance of the hourly fee to be paid in shares of common stock of the Client based on the per share closing price of the stock as listed on the Pink Sheets on the date of payment, Client agrees to include any Client stock (includes any Client stock underlying any derivative instrument) granted hereunder to Consultant in the first and subsequent registration statements it files with SEC after it re-establishes filing compliance upon the completion and filing of the Quarterly Reports and Annual Report ("Registration Rights"). In the event that Consultant's hours for any weekly period (Monday through Sunday) exceed forty (40) hours ("Excess Hours"), Consultant shall receive written authorization from the Company's Chief Executive Officer to perform services for such Excess Hours prior to rendering such services.

b.
Client shall issue to Consultant five-year warrants to purchase shares of the Client's common stock (the "Warrants") as follows: (i) 25,000 shares upon filing with the Securities and Exchange Commission ("SEC") of the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007; (ii) 25,000 shares upon filing with the SEC of the Company's Annual Report on Form 10-K for the year ended June 30, 2007; (iii) 25,000 shares upon the Company being in compliance with the filing of all its reports required under the rules and regulations of the SEC ("SEC Filing Compliance") ; and; (iv) 25, 000 shares if the Company achieves SEC Filing Compliance on or before May 1, 2008.

Each of the Warrants shall be at a purchase price equal to the per share closing price of the Client's common stock as listed on the Pink Sheets on the date such Warrants are granted hereunder. The Warrants shall have the same Registration Rights as noted in Section 4.a., above.

Section 5.    Expenses. Consultant shall be entitled to reimbursement for all reasonable expenses Consultant incurs in the performance of its duties (the "Expenses") upon presentation of appropriate documentation therefor. Such Expenses shall include, but not be limited to, transportation related to the engagement, cost of hotels, meals, etc., provided that Client first approves, in writing, the activity and expenses for which such costs are incurred for any amount over $250.00 on a cumulative weekly basis. Consultant's expenses shall be paid within fifteen (15) calendar days of submission to Client.

Section 6.    Full Cooperation. In connection with the activities of the Consultant on behalf of Client, Client will cooperate with the Consultant and will furnish the Consultant and the Consultant's representatives with all information and data concerning Client as may be required in connection with the Consultant's services hereunder. Client will also provide Consultant and the Consultant's representatives with access to Client's, agents, representatives, independent accountants and legal counsel,

Section 7.    Client's Representations and Warranties. Client represents and warrants that:

(a) It is duly organized, validly existing and in good standing under the laws of the place of its incorporation;

(b) it has the authority to enter into this Agreement;

(c) the consummation of this transaction contemplated hereby and the performance of this Agreement will not result in any breach of, or constitute a default under, any agreement, corporate charter, bylaws or other agreement or instrument to which Client is a party or by which Client may be bound or affected; and

(d) Client has the authority to offer and pay Consultant's compensation set forth in paragraph 4 hereof.

Section 8.    Consultant's Representations and Warranties. Consultant represents and warrants that:

(a) Consultant has the authority to enter into this Agreement;

(b) the consummation of this transaction contemplated hereby and the performance of this Agreement will not result in any breach of, or constitute a default under, any agreement or instrument to which Consultant is a party or by which Consultant may be bound or affected;

(c) there are no actions, suits or proceedings pending, or to the knowledge of Consultant, threatened against or affecting Consultant which would preclude Consultant from performing the services set forth herein; and

(d) Consultant to his knowledge is not in default with respect to any order, writ, injunction, decree or demand of' any court or Governmental Authority.

Section 9.    Indemnification. Client will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto in connection with Consultant's duties hereunder, except as such may arise from the grossly negligent or intentional wrongful acts of Consultant. This indemnity and hold harmless obligation shall include expenses and fees, including reasonable attorneys' fees, incurred by Consultant in connection with the defense of any act, suit or proceeding arising out of the foregoing. However, it is understood and agreed that Client shall have the absolute right to utilize its attorneys for the protection and defense of Consultant.

Consultant hereby agrees to indemnify Client, and each of its officers, directors, employees, legal representatives and assigns and hold each of them harmless from and against any and all intentionally wrongful and grossly negligent acts of Consultant in connection with the performance of Consultant's duties hereunder. This indemnity and hold harmless obligation shall include expenses and fees, including reasonable attorneys fees, incurred in connection with the defense of any act, suit or proceeding arising out of the foregoing.

Section 10.   Proprietary Work Product and Confidential Company Information. All work product produced by the Consultant shall be the sole and exclusive property of Client. In addition, Consultant acknowledges and agrees that as a result of the services to be provided hereunder, the persons performing such services may acquire knowledge and information of a secret and confidential nature. Consultant further acknowledges and agrees that this information constitutes valuable property of Client generally not being disseminated or made known to persons or organizations outside Client at all, or if made known, being done so only under specific and restrictive conditions such as to ensure that it does not become readily available to the public, and also that confidential information of others may be received by Client with restrictions on its use and disclosure. Accordingly, Consultant agrees that:

(a) Consultant and any person performing any services for Consultant hereunder shall not, during the term of this Agreement nor at any time thereafter, disclose to anyone outside Client or use in other than Client's business any secret or confidential information of Client or its subsidiaries or affiliates, except as authorized by authoritative personnel of Client. Client information which is not readily available to the public shall be considered secret and confidential for the purpose of this Agreement and shall include, but not be limited to, information relating to Client, its subsidiaries and affiliates, customers, processes, products apparatus. data, compounds, business studies, business and contracting plans, business procedures and finances;

(b) Consultant and any person performing any services for Consultant hereunder shall not, during the term of this Agreement nor at any time thereafter, disclose to any other person or use secret or confidential information of others, which, to the knowledge of Consultant, has been disclosed to Consultant with restriction on the use or disclosure thereof, in violation of those restrictions;

(c) Consultant and any person performing any services for Consultant hereunder shall not, during the term of this Agreement nor at an time thereafter, disclose to Client or induce Consultant to use, without prior permission of the owner, any secret or confidential information or material of others of which Consultant is or may become possessed; and

(d) Notwithstanding the foregoing, Consultant and any person performing services for Consultant hereunder shall not be liable for the disclosure of information, which may otherwise he deemed confidential hereunder:

(i) if the information is in, or becomes part of, the public domain, other than by Consultant's disclosure of the information; or

(ii) if the information is furnished to a third party by CIient without restriction of the third party's right to disseminate the information; or

(iii) if the information is already of record in Consultant's files at the time of disclosure, or is disclosed to Consultant by a third party as a matter of right; or

(iv) if the information is disclosed with Client written approval; or

(v) if the information is compelled to be revealed via subpoena, civil investigative demand or other judicial or administrative process.

Section 11.   Relationship of the Parties. Consultant shall be deemed to be an independent contractor and, except as expressly authorized, shall have no authority to act for, represent or bind the Client.

Section 12.   Reliance on Client's Information. Client acknowledges and agrees that Consultant, in performance of its duties under this Agreement, will be relying on the completeness and accuracy of the written documentation delivered and the verbal communications made by CIient and its agents to Consultant in connection with the matters relating to Consultant's engagement hereunder.

Section 13.   Termination of Agreement. Either party may terminate this Agreement prior to the completion and filing with the SEC of the Quarterly Reports or Annual Report upon thirty (30) days written notice to the other.

Section 14.   Cumulative Rights. The rights and remedies granted in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

Section 15.   No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not he deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

Section 16.   Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

Section 17.   Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York without regard to the principles of conflicts of laws.

Section 18.   Assignment and Delegation of Duties. This Agreement may not be assigned by the parties hereto, and any attempted assignment hereof shall he void and of no effect. This Agreement is in the nature of a personal service contract and the duties imposed hereby are non-delegable.

Section 19.   Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 20.   Notices. Any notice or other communication under the provisions of this Agreement shall he in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with an acknowledgement copy requested, or by a reputable overnight courier service, directed to the addresses set forth above, or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by overnight courier service, one (1) day after it is delivered to the courier service; or by hand delivery, upon receipt.

Section 21.   Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

Section 22.   No Third Party Rights. The representations, warranties and other terms and provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person shall have any right or claim against any party by reason of any of those terms and provisions or be entitled to enforce any of those terms and provisions against any party.

Section 23.   Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

IN WITNESS WHEREOF, the parties hereto have executed this instrument the date first above written.

HAMMOND ASSOCIATES, LLC

By: /s/ Cy E. Hammond
Cy E. Hammond
Title: Chairman

ABLE ENERGY, INC.

By: /s/ Gregory Frost
Name: Gregory Frost
Title: Cheif Executive Officer